Exhibit (g)(ii)

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT to the Custody Agreement is entered into as of May 26, 2023 (this “Amendment”) by and between JOHCM FUNDS TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), having its principal office and place of business at 53 State Street, Boston, MA, 02109, on behalf of each series of the Trust listed on Schedule B to the Agreement (as defined below) (each, a “Fund” and, collectively, the “Funds”), separately and not jointly, and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603.

WHEREAS, Northern provides certain services to the Trust pursuant to the Custody Agreement, dated as of July 16, 2021 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Company and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENT. Effective as of the date of this Amendment, Schedule B (List of Funds) of the Agreement shall be replaced in its entirety by the amended Schedule B (List of Funds), attached hereto.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

JOHCM FUNDS TRUST

By:	/s/ Jonathan Weitz
Name: Jonathan Weitz
Title: President

THE NORTHERN TRUST COMPANY

By:	/s/ Scott Denning
Name: Scott Denning
Title: Senior Vice President

/s/ Norah Guequierre
Examined as to Form

SCHEDULE B

LIST OF FUNDS

JOHCM Emerging Markets Opportunities Fund

JOHCM Emerging Markets Discovery Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund

JOHCM International Select Fund

Regnan Global Equity Impact Solutions

TSW Emerging Markets Fund

TSW High Yield Bond Fund

TSW Large Cap Value Fund

Regnan Sustainable Water and Waste Fund

Trillium ESG Global Equity Fund

Trillium ESG Small/Mid Cap Fund

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